Registration No. 333-

As filed with the Securities and Exchange Commission on May 6, 2020

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Koppers Holdings Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	20-1878963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

436 Seventh Avenue
Pittsburgh, Pennsylvania	15219
(Address of principal executive offices)	(Zip Code)

Koppers Holdings Inc. 2020 Long Term Incentive Plan

(Full title of the plan)

Stephanie L. Apostolou

General Counsel and Secretary

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

(Name and address of agent for service)

(412) 227-2001

(Telephone number, including area code, of agent for service)

With a copy to:

Jeffrey W. Acre

K&L Gates LLP

K&L Gates Center

210 Sixth Avenue

Pittsburgh, PA 15222

(412) 355-6500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company (as defined in Rule 12b-2 of the Exchange Act):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.01 per share	2,146,963 shares(3)	$14.665	$31,485,212.40	$4,086.79

(1)

This Registration Statement also covers additional securities to be offered or issued upon any adjustment or change made to the registered securities by reason of any stock split, stock dividend, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock, par value $0.01 per share (“Common Stock”), as permitted by Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The fee is calculated on the basis of the average of the high and low trading prices for the Common Stock on The New York Stock Exchange on May 1, 2020, which was $14.665.

(3)

Represents shares of Common Stock issuable under the Koppers Holdings Inc. 2020 Long Term Incentive Plan (the “2020 Plan”). This amount includes shares of Common Stock underlying outstanding awards granted under the Koppers Holdings Inc. 2018 Long Term Incentive Plan (the “Prior Plan”) as of May 6, 2020 (the “Effective Date”) that, following the Effective Date, may expire or be terminated, surrendered or forfeited for any reason without issuance of such shares (collectively, the “Rollover Shares”). Pursuant to the terms of the 2020 Plan, any Rollover Shares will be available for award grants under the 2020 Plan. In addition, in accordance with the terms of the 2020 Plan, shares of Common Stock that may be issued under the 2020 Plan include shares of Common Stock issued in settlement of performance-vesting share-based awards granted under the Prior Plan that become earned after the Effective Date and that are in excess of the share pool available for issuance under Prior Plan.

EXPLANATORY NOTE

This Registration Statement (the “Registration Statement”) registers an aggregate of 2,146,963 shares of common stock, par value $0.01 per share (the “Common Stock”), of Koppers Holdings Inc., a Pennsylvania corporation (the “Company” or the “Registrant”), that may be issued under the Koppers Holdings Inc. 2020 Long Term Incentive Plan (the “2020 Plan”) in accordance with the terms of the 2020 Plan. This amount represents (i) 1,000,000 shares of Common Stock approved for issuance under the 2020 Plan, and (ii) up to 1,146,963 shares of Common Stock (collectively, the “Rollover Shares”) that may be added to the share reserve of the 2020 Plan pursuant to the expiration, termination, surrender or forfeiture for any reason of outstanding awards granted under the Koppers Holdings Inc. 2018 Long Term Incentive Plan (the “Prior Plan”) without issuance of such shares on or after May 6, 2020 (the “Effective Date”). In accordance with the terms of the 2020 Plan, shares of Common Stock that may be issued under the 2020 Plan include shares issued in settlement of performance-vesting share-based awards granted under the Prior Plan that become earned after the Effective Date and that are in excess of the share pool available for issuance under Prior Plan. The 2020 Plan is more fully described in Proposal 2 contained in the Registrant’s definitive proxy statement on Schedule 14A filed with the United States Securities and Exchange Commission (the “Commission”) on March 30, 2020. The Registrant’s shareholders approved the 2020 Plan on May 6, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2019, as filed on February 27, 2020 (File No. 001-32737);

2.

All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2019 (except to the extent of any information furnished in a Current Report on Form 8-K under Item 2.02 or Item 7.01 and exhibits furnished therein that relate to such items); and

3.

The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(b) of the Exchange Act on January 27, 2006, including all amendments and reports updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that the Registrant is not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or any exhibit furnished therein that relates to such items. Each document incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document that is incorporated by reference into this Registration Statement or by any document that constitutes part of the prospectus relating to the 2020 Plan, each meeting the requirements of Section 10(a) of the Securities Act.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

1. Pennsylvania Business Corporation Law. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (the “BCL”) provide that a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

BCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

•	by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding;

•	if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

•	by the shareholders.

Notwithstanding the above, BCL Section 1743 provides that to the extent that a director, officer, employee or agent of a business corporation is successful on the merits or otherwise in defense of any proceeding referred to in BCL Section 1741 or 1742, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

BCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director, employee or agent of a business corporation in defending any proceeding may be paid by the corporation in advance of the final disposition of the proceeding upon receipt of an undertaking by the indemnitee to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

BCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise for any action taken or any failure to take any action whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any action by or in the right of the corporation, provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

BCL Section 1747 permits a Pennsylvania business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

BCL Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions to successor corporations in consolidations, mergers or divisions and to representatives serving as fiduciaries of employee benefit plans. BCL Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter E of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of such person.

2. Articles of Incorporation Provision on Liability of Directors. Our Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Pennsylvania law.

3. Indemnification Bylaw. Article VII of our Second Amended and Restated Bylaws (the “Bylaws”) provides that the directors and officers of the registrant and certain other persons designated by the Board of Directors of the registrant shall be indemnified as of right in connection with any actual or threatened, pending or completed action, suit, appeal or proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the registrant, a class of its security holders or otherwise, arising out of their service to the registrant or to another enterprise at the request of the registrant, with certain limitations and exceptions.

Article VII of the Bylaws also provides that we may purchase and maintain insurance to protect the Company and any director, officer, agent or employee entitled to indemnification under Article VII against any liability asserted against such person and incurred by such person in respect of the service of such person to the registrant.

As permitted by BCL Section 1713, the Articles of Incorporation and Bylaws provide that no director shall be personally liable for monetary damages (including, without limitation, any judgment, amount paid in settlement, penalty, punitive damages or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) for any action taken, or failure to take any action, unless: (A) the director has breached or failed to perform the duties of his office under Title 15, Chapter 17, Subchapter B; and (B) such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The BCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It may also not apply to liabilities imposed upon directors by the federal securities laws. BCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. BCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the Board of Directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

4. Director and Officer Liability Insurance. We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liability which they may incur in connection with their serving as such, which liability could include liability under the Securities Act of 1933. Under the insurance, we are entitled to reimbursement for amounts as to which the directors and officers are indemnified under the Bylaw indemnification provision. The insurance may also provide certain additional coverage for the directors and officers against certain liability even though such liability is not subject to the foregoing Bylaw indemnification provision.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

4.1

Amended and Restated Articles of Incorporation of Koppers Holdings Inc., as amended on May 7, 2015 (Incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on August 6, 2015 by Koppers Holdings Inc. (Commission File No. 001-32737)).

4.2

Second Amended and Restated Bylaws of Koppers Holdings Inc., as adopted on August 2, 2017 (Incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed on August 3, 2017 by Koppers Holdings Inc. (Commission File 001-32737)).

5.1	Opinion of K&L Gates LLP (filed herewith).

23.1	Consent of KPMG LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of K&L Gates LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page to this Registration Statement).

99.1	Koppers Holdings Inc. 2020 Long Term Incentive Plan (filed herewith).

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on this 6th day of May, 2020.

KOPPERS HOLDINGS INC.

By:	/s/ Leroy M. Ball
Leroy M. Ball
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Koppers Holdings Inc., a Pennsylvania corporation, do hereby constitute and appoint Stephanie L. Apostolou, Leroy M. Ball, and Michael J. Zugay, or any of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and resubstitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Capacity	Date

/s/ Leroy M. Ball Leroy M. Ball	President and Chief Executive Officer and Director (Principal Executive Officer)	May 6, 2020

/s/ Michael J. Zugay Michael J. Zugay	Chief Financial Officer (Principal Financial Officer)	May 6, 2020

/s/ Bradley A. Pearce Bradley A. Pearce	Chief Accounting Officer (Principal Accounting Officer)	May 6, 2020

/s/ Xudong Feng Xudong Feng	Director	May 6, 2020

/s/ Traci L. Jensen Traci L. Jensen	Director	May 6, 2020

/s/ David L. Motley David L. Motley	Director	May 6, 2020

/s/ Albert J. Neupaver Albert J. Neupaver	Director	May 6, 2020

/s/ Louis L. Testoni Louis L. Testoni	Director	May 6, 2020

/s/ Stephen R. Tritch Stephen R. Tritch	Director	May 6, 2020

/s/ Sonja M. Wilkerson Sonja M. Wilkerson	Director	May 6, 2020